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                                                     	      EXHIBIT 23.3


                  CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan and Restricted Stock Awards of Horizon Group, Inc. of our reports (a) dated January 23, 1998, with respect to the statements of revenue and certain expenses of Prime Transferred Properties included in the Registration Statement (Form S-4 No. 333-51285) of Sky Merger Corp. and related Joint Proxy Statement/Prospectus/Information Statement, and (b) dated January 23, 1998 (except for Note 15, as to which the date is February 1, 1998), with respect to the consolidated financial statements and schedule of Prime Retail, Inc., included in its Annual Report (Form 10-K), both for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


Baltimore, Maryland
June 8, 1998
                                   	      /s/ Ernst & Young LLP